UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 12b-25

NOTIFICATION OF LATE FILING

(Check one):  [_] Form 10-K  [_] Form 20-F  [_] Form 11-K  [X] Form 10-Q

              [_] Form N-SAR

              For Period Ended: September 30, 2007

              [_] Transition Report on Form 10-K

              [_] Transition Report on Form 20-F

              [_] Transition Report on Form 11-K

              [_] Transition Report on Form 10-Q

              [_] Transition Report on Form N-SAR

              For the Transition Period Ended:_________________________________

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 Read Instruction (on back page) Before Preparing Form. Please Print or Type.

   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

________________________________________________________________________________

PART I - REGISTRANT INFORMATION

AngelCiti Entertainment, Inc.

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Full Name of Registrant

I Chance International, Inc.

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Former Name if Applicable

9000 Sheridan Ave., Suite 7

________________________________________________________________________________

Address of Principal Executive Office (Street and Number)

Pembroke Pines, FL 33204

________________________________________________________________________________

City, State and Zip Code

PART II - RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    |(a)The reason described in reasonable detail in Part III of this

    |   form could not be eliminated without unreasonable effort or

    |   expense

    |(b)The subject annual report, semi-annual report, transition report

    |   on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion

    |   thereof, will be filed on or before the fifteenth calendar day

 [X]|   following the prescribed due date; or the subject quarterly

    |   report or transition report on Form 10-Q, or portion thereof will

    |   be filed on or before the fifth calendar day following the

    |   prescribed due date; and

    |(c)The accountant's statement or other exhibit required by Rule

    |   12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

(Attach extra Sheets if Needed.)

The Company’s filing is in the process of being prepared. The Company does not have the financial resources to retain additional staff necessary to file its Form 10-KQSB on its original due date.

SEC 1344 (02-02) Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

George Gutierrez

    (800)          908-9574

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           (Name)                          (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the

    Securities Exchange Act of 1934 or Section 30 of the Investment Company Act

    of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                 [X] Yes [_] No

   ___________________________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                 [ ] Yes [X] No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                         AngelCiti Entertainment, Inc.

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                    (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2007        By: /s/ George Gutierrez

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     George Gutierrex, President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative

(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

-----------------------------------ATTENTION------------------------------------

Intentional misstatements or omissions of fact constitute Federal Criminal

Violations (See 18 U.S.C. 1001).

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